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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No. __________)*



                             Alpha Industries Inc.
        ---------------------------------------------------------------
                               (Name of Issuer)


                    Common Stock, $0.01 par value per share
        ---------------------------------------------------------------
                        (Title of Class of Securities)



                                   020753109
                        ------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 000000-00-0                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Westfield Capital Management Company, Inc. 04-3042550
------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]

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3.    SEC USE ONLY


------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
                          927,300 shs.
     NUMBER OF     -----------------------------------------------------------
      SHARES         6.   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY      -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER
    REPORTING             927,300 shs.
      PERSON       -----------------------------------------------------------
       WITH          8.   SHARED DISPOSITIVE POWER

------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      927,300 shs.
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.8555%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      Investment Advisor registered under the Investment Advisors Act of 1940
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                               Page 3 of 5 Pages

Item 1(a).     Alpha Industries Inc.
              ----------------------------------------------------
               20 Sylvan Road
Item 1(b).     Weburn, MA 01501
              ----------------------------------------------------

Item 2(a).     Westfield Capital Management Company, Inc.
              ----------------------------------------------------
               One Financial Center
Item 2(b).     Boston MA 02111
              ----------------------------------------------------

Item 2(c).     Massachusetts
              ----------------------------------------------------

Item 2(d).     Common Stock, par value $.01 per share
              ----------------------------------------------------

Item 2(e).     020753109
              ----------------------------------------------------

Item 3.        Yes - Investment Advisor under the Investment Advisor's Act of
               1940
              ----------------------------------------------------

Item 4(a).     927,300 shs.
              ----------------------------------------------------

Item 4(b).     9.8555%
              ----------------------------------------------------

Item 4(c).       (i)  927,300 shs.
                      --------------------------------------------

                (ii)  --------------------------------------------

               (iii)  927,300 shs.
                      --------------------------------------------

                (iv)  --------------------------------------------

Item 5.        Not Applicable
              ----------------------------------------------------

Item 6.        Not Applicable
              ----------------------------------------------------

Item 7.        Not Applicable
              ----------------------------------------------------

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                                                               Page 4 of 5 Pages

Item 8.        Not Applicable
              ----------------------------------------------------

Item 9.        Not Applicable
              ----------------------------------------------------

Item 10.       Certification
              ----------------------------------------------------

             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                                               Page 5 of 5 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          1/5/96
--------------------------------------------
Date

--------------------------------------------
Signature

      Arthur J. Bauernfeind, President
--------------------------------------------
Name/Title